Chris Small Marine Surveyors Ltd.

Suite 183
#800 – 15355 – 24th Avenue
Surrey, B.C.
Canada, V4A 2H9
Telephone: (604) 538-5509
Facsimile: (604) 541-1982
E-mail: marinesurveyors@telus.net

November 12, 2008

Forum National Investments Ltd.

By e-mail: martint@foruminvestments.com

RE: OUR SURVEY REPORT: MAY 17, 2007
SPIRIT 2010

Dear Sir:

This letter will confirm my authorization for Forum National Investments Ltd. to disclose and distribute as necessary our survey report dated May 17th 2007 on the M/V "Spirit 2010". If further information is required, please contact the undersigned.

Submitted Without Prejudice,
CHRIS SMALL MARINE SURVEYORS LTD.

Chris Small

Chris Small, NAMS-CMS
CS/tjd